Exhibit 10.1

SUB-PLAN TO THE

QUINTILES TRANSNATIONAL HOLDINGS INC. EMPLOYEE STOCK PURCHASE PLAN

(Effective 2015)

1.          Definitions. Any capitalized term used in this Sub-Plan but not defined herein shall have the meaning given to such term in the Quintiles Transnational Holdings Inc. Employee Stock Purchase Plan (the “Plan”).

2.Purpose of the Sub-Plan.

(a)       The Company established the Plan to provide Eligible Employees with an opportunity to purchase shares of Common Stock through accumulated payroll deductions or by such other method(s) of contribution as may be permitted by the Committee or its designee.

(b)       Section 1 of the Plan provides that the Committee or its designee may, in its sole discretion, amend the terms of the Plan, or an Option, in order to reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Non-U.S. Participating Company and may, where appropriate, establish one or more sub-plans to reflect such amended provisions; provided, however, in no event shall any sub-plan (a) be considered part of the Plan for purposes of Section 423 of the Code or (b) cause the Plan (other than the sub-plan) to fail to satisfy the requirements of Section 423 of the Code. In the event of any inconsistency between a sub-plan and the Plan document, the terms of the sub-plan shall govern.

(c)       The Committee has determined that it is appropriate and advisable to establish a sub-plan to the Plan, outside the scope of Section 423 of the Code for the purpose of facilitating the participation of Eligible Employees of Non-U.S. Participating Companies and complying with applicable local laws in certain jurisdictions.

(d)        The rules of this Sub-Plan, together with the rules of the Plan, shall govern the offering of and the participation in the Plan with respect to all Eligible Employees of Non-U.S. Participating Companies in the jurisdictions that the Committee or its designee shall determine to be covered by this Sub-Plan. To the extent there is a conflict between the rules of the Plan and this Sub- Plan, the provisions of the Sub-Plan shall control.

3.Terms of the Sub-Plan.

(a)     The rules set forth in the Sub-Plan, as may from time to time be established by the Committee or its designee, as amended from time to time, shall govern offers of participation to Eligible Employees of Non-U.S. Participating Companies residing in the applicable jurisdictions reflected in such Exhibits as the Committee or its designee shall establish hereto, which shall constitute part of this Sub-Plan.  For the avoidance of doubt, the Committee shall have discretion to exclude or include employees of entities that for U.S. tax purposes are considered disregarded entities in relation to a Participating Company. To the extent there is a conflict between the rules of the Plan and this Sub-Plan, the provisions of the Sub-Plan shall control.

(b)   Subject to the terms of the Plan, the Committee reserves the right to amend or terminate the Sub-Plan, as contained herein, at any time.